Exhibit 99.1

CONTACT:	Investor Relations
John Eldridge
(206) 272-6571
j.eldridge@f5.com

Corporate Communications
Alane Moran
(206) 272-6850
a.moran@f5.com
F5 Networks Announces Appointment of New Director
SEATTLE, AUGUST 15, 2011 — F5 Networks, Inc. (NASDAQ: FFIV), the global leader in Application Delivery Networking, today announced the appointment of Jonathan Chadwick, Senior Vice President and Chief Financial Officer of Skype, Inc., to its board of directors.
“Jonathan’s expertise and success as a finance executive make him a great addition to our board,” said John McAdam, President and Chief Executive Officer of F5. “In addition, his experience in the computer networking and security software industries will be tremendously valuable as F5 continues the expansion of the vital solutions we offer our customers throughout the world.”
“We are very pleased that Jonathan has agreed to join F5’s board,” said Alan J. Higginson, Chairman of F5. “His background in high growth enterprises will bring a valuable perspective to F5’s board.”
Chadwick joined Skype from McAfee, the world’s largest dedicated security technology company, where he served as Executive Vice President and Chief Financial Officer. McAfee was acquired by Intel Corporation in March 2011. Prior to McAfee, Chadwick spent 13 years in various finance roles at Cisco systems, Inc. He oversaw Cisco’s finance teams for the service provider, enterprise, commercial, small business, and consumer customer segments. In addition, he headed teams that lead business architecture planning and new business model introduction across Cisco.
Chadwick is a Chartered Accountant in England and holds an honors degree in electrical and electronic engineering from the University of Bath, UK.
Share Repurchase Program
The company also announced that its board of directors had authorized an additional $200 million for its common stock share repurchase program. This new authorization is incremental to the existing $200 million program, previously announced as authorized in October 2010.

Acquisitions for the share repurchase program will be made from time to time in private transactions or open market purchases as permitted by securities laws and other legal requirements. The program may be modified or discontinued at any time.
About F5 Networks
F5 Networks, Inc., the global leader in Application Delivery Networking (ADN), helps the world’s largest enterprises and service providers realize the full value of virtualization, cloud computing, and on-demand IT. F5® solutions help integrate disparate technologies to provide greater control of the infrastructure, improve application delivery and data management, and give users seamless, secure, and accelerated access to applications from their corporate desktops and smart devices. An open architectural framework enables F5 customers to apply business policies at “strategic points of control” across the IT infrastructure and into the public cloud. F5 products give customers the agility they need to align IT with changing business conditions, deploy scalable solutions on demand, and manage mobile access to data and services. Enterprises, service and cloud providers, and leading online companies worldwide rely on F5 to optimize their IT investments and drive business forward. For more information, go to www.f5.com.
F5 and F5 Networks are trademarks or service marks of F5 Networks, Inc., in the U.S. and other countries. All other product and company names herein may be trademarks of their respective owners.
This press release may contain forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms or comparable terms. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those identified in the company’s filings with the SEC.
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